IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

IMAGIS ID-2000 BIOMETRIC FACIAL RECOGNITION TECHNOLOGY HAS ONE-OF-A-KIND FEATURES FOR IDENTIFYING FACES & IMAGES

ID-2000 can detect all images not just faces for better security

Vancouver, Canada - September 25, 2001; (OTCBB:IGSTF; CDNX:NAB; Germany: IGY) Imagis Technologies Inc.("Imagis"), a leading biometric facial recognition company, reports that a number of U.S. government agencies and system integrators are advising the company that facial recognition will be used as the dominant new technology in airport security in the United States. In building on the success of its facial recognition installation at Toronto's Pearson International Airport, Imagis will focus its development in providing technology for federal intelligence agencies, airports, airlines and related law enforcement entities to enhance air travel security.

"We have been developing our technology for over three years now and have a number of operating installations in Canada and the U.S.," commented Iain Drummond, Imagis President and CEO. "ID-2000 provides a number of features that are not available in any other facial recognition system today. ID-2000 recognizes not only faces but other images such as jewelry, clothes, scars and tattoos. For example, if you were a passenger going from the check-in counter to the gate," said Drummond, "your face and also your appearance can be used to confirm your identity. All of these tools are designed to minimize delays to the traveling public, while identifying individuals who match known threats, thus preventing high security risk individuals from boarding any aircraft. It's important to add that our technology can, in seconds, scan millions of database records," concluded Mr. Drummond.

The Imagis ID-2000 solution is easily installed at a number of points in the check-in to take-off process. These locations include airline counters, security checkpoints, departure gates, and jet-ways, all presenting unobtrusive opportunities to capture and compare an individual's face against a database. In addition ID-2000 provides a number of administrative support functions such as verification of employee identity and facilities control.

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News Release, September 25, 2001

IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

About IMAGIS

Imagis is a developer and marketer of advanced biometric-based software applications for customs and immigration, law enforcement, airports, criminal justice, access control and individual identification. Imagis has installations of its biometric facial recognition technology at Toronto's Pearson Airport, in several RCMP detachments in Canada and in numerous cities in the state of California, and Mexico. Imagis markets its products through a network of Business Partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director.

Note to Editors: Imagis ID-2000 uses over 200 facial descriptors generated from its own sophisticated image analysis algorithms to create a unique identifier for a face. ID-2000 allows an individual in a database to be identified in seconds, using either digital input, scanned photographs, composite construction or direct camera input as the search criterion. Imagis products are designed to an open architecture and address a range of imaging needs in the security area, including arrest & booking, regional data- sharing, wireless image transfer, and facial recognition. ID-2000 can connect securely to local, regional, national, and international databases, and is key in identification of individuals with multiple aliases. Extensive linkages enable the database to be mined to display details of aliases, associates, and vehicles as well as images of other distinguishing features such as marks, scars, and tattoos.

Statements made in this press release that are not historical or current facts are "Forward Looking Statements" made pursuant to the safe harbor provision of Federal Securities Laws. Forward Looking Statements represent certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected.

On behalf of the Board

"Sandra E. Buschau"

Corporate Secretary

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release